                                                                       EXHIBIT 8







                                   OPINION OF
                            KUNZMAN & BOLLINGER, INC.
                                      AS TO
                                   TAX MATTERS

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                            KUNZMAN & BOLLINGER, INC.
                                ATTORNEYS-AT-LAW
                          5100 N. BROOKLINE, SUITE 600
                          OKLAHOMA CITY, OKLAHOMA 73112

                            Telephone (405) 942-3501
                               Fax (405) 942-3527

                                                                       Exhibit 8

                                  June 24, 2004


Atlas Resources, Inc.
311 Rouser Road
Moon Township, Pennsylvania 15108

      RE: Atlas America Public #14-2004 Program - Tax Opinion
          ---------------------------------------------------
Gentlemen:

      LIMITATIONS ON USE OF TAX OPINION. With respect to any material federal income tax issue on which we have given an opinion in this letter, our opinion may not be sufficient for the Participants in any Partnership to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d) of the Internal Revenue Code. Prospective Participants are urged to seek advice from their own tax advisors regarding the material federal tax consequences to them of an investment in a Partnership in light of their individual federal income tax circumstances.

      INTRODUCTION. You have requested our opinions on the material federal income tax issues pertaining to Atlas America Public #14-2004 Program (the "Program"), a series of up to three natural gas and oil drilling limited partnerships (each a "Partnership" or collectively the "Partnerships"), all of which have been or will be formed under the Delaware Revised Uniform Limited Partnership Act before they begin their drilling activities. The limited partnerships are Atlas America Public #14-2004 L.P., Atlas America Public #14-2005(A) L.P., and Atlas America Public #14-2005(B) L.P. We have acted as Special Counsel to the Program with respect to the offering of Units in the Partnerships to potential Participants. Atlas Resources, Inc. ("Atlas Resources") will be the Managing General Partner of each of the Partnerships. Capitalized terms used and not otherwise defined in this letter have the respective meanings assigned to them in the form of Amended and Restated Certificate and Agreement of Limited Partnership for the Partnerships (the "Partnership Agreement"), which is included as Exhibit (A) to the Prospectus.

      BASIS FOR OPINIONS AND MANAGING GENERAL PARTNER'S REPRESENTATIONS. Our opinions and the "Summary Discussion of the Material Federal Income Tax Consequences of an Investment in a Partnership" section of this letter are based in part on our review of:

         o the Registration Statement on Form S-1 for the Partnerships as originally filed with the SEC, including the Prospectus, the Partnership Agreement and the form of Drilling and Operating Agreement included as exhibits in the Prospectus;

         o other corporate records, certificates, agreements, instruments and documents as we deemed relevant and necessary to review as a basis for our opinions; and

         o current provisions of the Code, existing, temporary and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS, and judicial decisions. Future changes in existing law, which may take effect retroactively, may cause the actual tax consequences of an investment in the Partnerships to vary substantially from those set forth in this letter, and could render our opinions inapplicable.


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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 2

      In addition, many of the material federal income tax consequences of an investment in a Partnership depend in part on determinations which are inherently factual in nature. Thus, our opinions are based in part on the statements made by the Partnerships or the Managing General Partner in the Prospectus concerning the Partnerships and their proposed activities, including forward-looking statements. (See "Forward-Looking Statements and Associated Risks" in the Prospectus.) We also have obtained from you representations with respect to certain relevant facts relating to the Partnerships which we have assumed for purposes of our opinions. Based on the foregoing, we are satisfied that our opinions take into account all relevant facts, and that the material facts (including our factual assumptions and your representations) are accurately and completely described in this letter and, where appropriate, in the Prospectus. Any material inaccuracy in your representations may render our opinions inapplicable. Included among your representations are the following:

         o The Partnership Agreement will be duly executed by the Managing General Partner and the Participants in each Partnership and recorded in all places required under the Delaware Revised Uniform Limited Partnership Act and any other applicable limited partnership act. Also, each Partnership, when formed, will operate its business as described in the Prospectus and in accordance with the terms of the Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act, and any other applicable limited partnership act.

         o        No Partnership will elect to be taxed as a corporation.

         o Each Partnership ultimately will own legal title to its Working Interest in all of its Prospects, although initially title to the Prospects will be held in the name of the Managing General Partner, its Affiliates or other third-parties as nominee for the Partnership, in order to facilitate the acquisition of the Leases.

         o Generally, 100% of the Working Interest in each Partnership's Prospects will be assigned to that Partnership, however, the Managing General Partner anticipates that each Partnership will acquire less than 100% of the Working Interest in one or more of its Prospects.

         o The Drilling and Operating Agreement for each Partnership will be duly executed and will govern the drilling and, if warranted, the completion and operation of that Partnership's wells.

         o Based on information the Managing General Partner has concerning drilling rates of third-party drilling companies in the Appalachian Basin, the estimated costs of non-affiliated persons to drill and equip wells in the Appalachian Basin as reported for 2002 by an independent industry association which surveyed other non-affiliated operators in the area, and information it has concerning increases in drilling costs in the area since then, the amounts that will be paid by the Partnerships to the Managing General Partner or its Affiliates under the Drilling and Operating Agreement to drill and complete each Partnership's wells at Cost plus 15% are reasonable and competitive amounts that ordinarily would be paid for similar services in similar transactions between Persons having no affiliation and dealing with each other "at arms' length."

         o Based on the Managing General Partner's experience and its knowledge of industry practices in the Appalachian Basin, its allocation of the drilling and completion price to be paid by each Partnership to the Managing General Partner or its Affiliates as a third-party general drilling contractor to drill and complete a well between Intangible Drilling Costs and Tangible Costs as set forth in "Compensation - Drilling Contracts" in the Prospectus is reasonable.

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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 3

         o Each Partnership will own only Working Interests in all of its Prospects, and will elect to deduct currently all Intangible Drilling Costs.

         o Depending primarily on when each Partnership's subscriptions are received, the Managing General Partner anticipates that Atlas America Public #14-2004 L.P. will prepay in 2004 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2005. In addition, the Managing General Partner anticipates that Atlas America Public #14-2005(B) L.P., which may close on December 31, 2005, may prepay in 2005 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2006. The Managing General Partner, however, anticipates that all of the wells in Atlas America Public #14-2005(A) L.P., which is targeted to have its final closing on May 31, 2005 (which is not binding on the Partnership) will be drilled and completed in 2005 and, therefore, that Partnership will not prepay any Intangible Drilling Costs in 2005 for drilling activities in 2006.

         o Each Partnership will have a calendar year taxable year and use the accrual method of accounting.

         o Based on the Managing General Partner's experience (see "Prior Activities" in the Prospectus) and the intended operations of each Partnership, as described in the Prospectus, the Managing General Partner has determined that the aggregate deductions, including depletion deductions, and 350% of the aggregate credits, if any, which will be claimed by the Managing General Partner and the Participants in each Partnership, will not during the first five tax years following the funding of each Partnership, exceed twice the amounts invested by the Managing General Partner and the Participants in the Partnership. Thus, the Managing General Partner will not register any of the Partnerships with the IRS as a "tax shelter."

         o The Investor General Partner Units in a Partnership will not be converted to Limited Partner Units before all of the wells in that Partnership have been drilled and completed. The Managing General Partner anticipates that all of the productive wells in each Partnership will be drilled, completed and placed in service no more than 12 months after the Partnership's final closing. Thus, the Managing General Partner anticipates that conversion will be in 2005 for Atlas America Public #14-2004 L.P., and in 2006 for both Atlas America Public #14-2005(A) L.P. and Atlas America Public #14-2005(B) L.P.

         o No Units in any of the Partnerships will be traded on an established securities market.

         o The principal purpose of each Partnership is to locate, produce and market natural gas and oil on a profitable basis, apart from tax benefits, as discussed in the Prospectus. (See, in particular, "Prior Activities," "Management," "Proposed Activities," and "Appendix A" in the Prospectus which, when supplemented or amended for Atlas America Public #14-2005(A) L.P. and Atlas America Public #14-2005(B) L.P., will cover a portion of the Prospects proposed to be drilled by each Partnership at the time Units in the respective Partnership are being offered to prospective Participants.)

         o A typical Participant in each Partnership will be a natural person who purchases Units in the offering and is a U.S. citizen.
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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 4

         o The Managing General Partner does not anticipate that any of the Partnerships will elect to be treated as an "electing large partnership" under the Code for reporting and audit purposes.

         o Although each Partnership may make the ss.754 election under the Partnership Agreement and current Code provisions, which generally allows the Partnership to adjust the basis of its property (other than cash) if its Units are transferred, a Participant dies, or in-kind property distributions are made by it to its Participants, the Managing General Partner does not intend to make this election for any of the Partnerships.

         o In any administrative or judicial proceedings with the IRS, the Managing General Partner, as Tax Matters Partner, will provide the Participants with notices of the proceedings and other information as required by the Code and the Partnership Agreement.

         o Each Partnership will provide its Participants with the tax information needed to prepare their income tax returns.

         o Due to the restrictions on transfers of Units in the Partnership Agreement, the Managing General Partner does not anticipate that any of the Partnerships will ever be considered as terminated under ss.708(b) of the Code (relating to the transfer of 50% or more of a Partnership's capital and profits interests in a 12-month period).

         o The Managing General Partner and its Affiliates will not make or arrange financing for potential Participants to use to purchase Units in a Partnership.

         o The Managing General Partner will attempt to eliminate or reduce any gain to a Partnership from a Farmout, if any.

      SCOPE OF REVIEW AND DEFINITION OF "MATERIAL" TAX ISSUE. We have considered the provisions of 31 CFR, Part 10, ss.10.33 (Treasury Department Circular No.
230) on tax law opinions and we believe that this letter fully and fairly addresses all of the material federal income tax issues associated with an investment in a Partnership by a typical Participant. We consider material those issues which:

         o would significantly shelter from federal income taxes a Participant's income from sources other than the Partnership in which he invests by providing deductions in excess of the income from the Partnership in any year;

         o        are expected to be of fundamental importance to a Participant;
                  or

         o could have a significant impact (whether beneficial or adverse) on a Participant under any reasonably foreseeable circumstances.

      Also, in ascertaining that all material federal income tax issues have been considered, evaluating the merits of those issues, and evaluating whether the federal tax treatment set forth in our opinions is the proper tax treatment, we have not taken into account the possibility that a tax return will not be audited, an issue will not be raised on audit, or an issue may be settled.
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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 5

      OPINIONS. Although our opinions express what we believe a court would probably conclude if presented with the applicable issues, our opinions are only predictions, and are not guarantees, of the outcome of the particular tax issues being addressed. There is no assurance that the IRS will not challenge our interpretations or that the challenge would not be sustained in the courts and cause adverse tax consequences to the Participants. Taxpayers bear the burden of proof to support claimed deductions, and our opinions are not binding on the IRS or the courts. Subject to the foregoing, in our opinion the following tax treatment with respect to a typical Participant is the proper tax treatment and will be upheld on the merits if challenged by the IRS and litigated:

         (1) PARTNERSHIP CLASSIFICATION. Each Partnership will be classified as a partnership for federal income tax purposes, and not as a corporation. The Partnerships, as such, will not pay any federal income taxes, and all items of income, gain, loss and deduction of the Partnerships will be reportable by the Partners in the Partnership in which they invest.

         (2)      PASSIVE ACTIVITY CLASSIFICATION.

                  o Generally, the passive activity limitations on losses under ss.469 of the Code will apply to the Limited Partners in a Partnership, but will not apply to the Investor General Partners in the Partnership before the conversion of the Investor General Partner Units to Limited Partner Units in the Partnership.

                  o A Partnership's income and gain from its natural gas and oil properties which are allocated to its Limited Partners, other than net income allocated to converted Investor General Partners, generally will be characterized as passive activity income which may be offset by passive activity losses.

                  o Income or gain attributable to investments of working capital of a Partnership will be characterized as portfolio income, which cannot be offset by passive activity losses.

         (3) NOT A PUBLICLY TRADED PARTNERSHIP. None of the Partnerships will be treated as a publicly traded partnership under the Code.

         (4) AVAILABILITY OF CERTAIN DEDUCTIONS. Business expenses, including payments for personal services actually rendered in the taxable year in which accrued, which are reasonable, ordinary and necessary and do not include amounts for items such as Lease acquisition costs, Tangible Costs, organization and syndication fees and other items which are required to be capitalized, are currently deductible.

         (5) INTANGIBLE DRILLING COSTS. Although each Partnership will elect to deduct currently all Intangible Drilling Costs, each Participant may still elect to capitalize and deduct all or part of his share of his Partnership's Intangible Drilling Costs ratably over a 60 month period as discussed in "- Alternative Minimum Tax," below. Subject to the foregoing, Intangible Drilling Costs paid by a Partnership under the terms of bona fide drilling contracts for the Partnership's wells will be deductible in the taxable year in which the payments are made and the drilling services are rendered, assuming the amounts are reasonable consideration based on the Managing General Partner's representations, and subject to certain restrictions summarized below, including basis and "at risk" limitations, and the passive activity loss limitation with respect to the Limited Partners.
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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 6

         (6) PREPAYMENTS OF INTANGIBLE DRILLING COSTS. Depending primarily on when each Partnership's subscriptions are received, the Managing General Partner anticipates that Atlas America Public #14-2004 L.P. will prepay in 2004 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2005. In addition, the Managing General Partner anticipates that Atlas America Public #14-2005(B) L.P., which may close on December 31, 2005, may prepay in 2005 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2006. Assuming that the amounts of any prepaid Intangible Drilling Costs of a Partnership are reasonable consideration based on the Managing General Partner's representations, and based in part on the factual assumptions set forth below, the prepayments of Intangible Drilling Costs will be deductible in the year in which they are made even though all Working Interest owners in the well will not be required to prepay Intangible Drilling Costs, subject to certain restrictions summarized below, including basis and "at risk" limitations, and the passive activity loss limitation with respect to the Limited Partners.

                  The foregoing opinion is based in part on the assumptions that under each Partnership's Drilling and Operating Agreement:

                  o the estimated Intangible Drilling Costs are required to be prepaid for specified wells to be drilled and, if warranted, completed;

                  o the drilling of all of the specified wells and substitute wells, if any, is required to be, and actually is, begun before the close of the 90th day after the close of the Partnership's taxable year in which the prepayments are made, and the wells are continuously drilled until completed, if warranted, or abandoned; and

                  o the required prepayments are not refundable to the Partnership and any excess prepayments for Intangible Drilling Costs are applied to Intangible Drilling Costs of the other specified wells or substitute wells.

         (7) DEPLETION ALLOWANCE. The greater of cost depletion or percentage depletion will be available to qualified Participants as a current deduction against their share of their Partnership's natural gas and oil production income, subject to certain restrictions summarized below.

         (8) MACRS. Each Partnership's reasonable costs for equipment placed in its respective productive wells which cannot be deducted immediately ("Tangible Costs") will be eligible for cost recovery deductions under the Modified Accelerated Cost Recovery System ("MACRS"), generally over a seven year "cost recovery period" beginning in the taxable year each well is drilled, completed and made capable of production, i.e. placed in service, subject to certain restrictions summarized below, including basis and "at risk" limitations, and the passive activity loss limitation in the case of the Limited Partners.

         (9) TAX BASIS OF UNITS. Each Participant's initial adjusted tax basis in his Units will be the purchase price paid for the Units.

         (10) AT RISK LIMITATION ON LOSSES. Each Participant's initial "at risk" amount in the Partnership in which he invests will be the purchase price paid for the Units, assuming that:

                  o any amount borrowed by a Participant and contributed to the Partnership is not borrowed from a Person who has an interest in the Partnership, other than as a creditor, or a "related person", as that term is defined in ss.465 of the Code, to a Person, other than the Participant, having an interest in the Partnership, other than as a creditor, and the Participant is severally, primarily, and personally liable for the borrowed amount; and
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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 7

                  o the Participant has not protected himself from loss for amounts contributed to the Partnership through nonrecourse financing, guarantees, stop loss agreements or other similar arrangements.

         (11) ALLOCATIONS. Assuming the effect of the allocations of income, gain, loss and deduction, or items thereof, set forth in the Partnership Agreement, including the allocations of basis and amount realized with respect to natural gas and oil properties, is substantial in light of a Participant's tax attributes that are unrelated to the Partnership in which he invests, the allocations will have "substantial economic effect" and will govern the Participant's share of those items to the extent the allocations do not cause or increase a deficit balance in his Capital Account.

         (12) SUBSCRIPTION. No gain or loss will be recognized by the Participants on payment of their subscriptions to the Partnership in which they invest.

         (13) NO TAX SHELTER REGISTRATION. None of the Partnerships is required to register with the IRS as a tax shelter. This opinion is based in part on the Managing General Partner's representations that none of the Partnerships has a tax shelter ratio greater than 2 to 1 and each Partnership will be operated as described in the Prospectus.

         (14) PROFIT MOTIVE, IRS ANTI-ABUSE RULE AND POTENTIALLY RELEVANT JUDICIAL DOCTRINES. The Partnerships will possess the requisite profit motive underss.183 of the Code, and the IRS anti-abuse rule in Treas. Reg.ss.1.701-2 and certain potentially relevant judicial doctrines will not have a material adverse effect on the tax consequences of an investment in a Partnership by a typical Participant as described in our opinions. These opinions are based in part on the results of the previous partnerships sponsored by the Managing General Partner as set forth in "Prior Activities" in the Prospectus, and the Managing General Partner's representations. These representations include that each Partnership will be operated as described in the Prospectus (see "Management" and "Proposed Activities" in the Prospectus), and the principal purpose of each Partnership is to locate, produce and market natural gas and oil on a profitable basis, apart from tax benefits. These representations are also supported by the geological evaluations and the other information for the Partnerships' proposed drilling areas and the specific Prospects proposed to be drilled Atlas America Public #14-2004 L.P. which are included in Appendix A to the Prospectus.

         (15) OVERALL EVALUATION OF TAX BENEFITS. The tax benefits of each Partnership, in the aggregate, which are a significant feature of an investment in a Partnership by a typical Participant will be realized as contemplated by the Prospectus. This opinion is based on our conclusion that substantially more than half of the material federal income tax benefits of each Partnership, in terms of their financial impact on a typical Participant in the Partnership, will be realized if challenged by the IRS. The discussion in the Prospectus under the caption "MATERIAL FEDERAL INCOME TAX CONSEQUENCES," insofar as it contains statements of federal income tax law, is correct in all material respects.
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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 8

              SUMMARY DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX
                 CONSEQUENCES OF AN INVESTMENT IN A PARTNERSHIP

      IN GENERAL. Our tax opinions are limited to those set forth above. The following is a summary of all of the material federal income tax consequences of the purchase, ownership and disposition of a Partnership's Units which will apply to typical Participants in the Partnership. Except as otherwise noted below, however, different tax considerations may apply to particular Participants, such as corporations, trusts, partnerships, foreign persons, and other prospective Participants which are subject to special treatment under federal income tax laws or are not treated as individuals for federal income tax purposes. Also, the proper treatment of the tax attributes of a Partnership by a typical Participant on his individual federal income tax return may vary from that by another typical Participant. This is because the practical utility of the tax aspects of any investment depends largely on each Participant's particular income tax position in the year in which items of income, gain, loss, deduction or credit are properly taken into account in computing the Participant's federal income tax liability. In addition, the IRS may challenge the deductions claimed by a Partnership or a Participant, or the taxable year in which the deductions are claimed, and no guaranty can be given that the challenge would not be upheld if litigated. Thus, each prospective Participant is urged to seek qualified, professional assistance in evaluating the potential tax consequences to him of an investment in a Partnership with specific reference to the Participant's own tax situation.

      PARTNERSHIP CLASSIFICATION. For federal income tax purposes a partnership is not a taxable entity. Thus, the partners, rather than the partnership, receive all items of income, gain, loss, deduction, credit and tax preference from the operations engaged in by the partnership. A business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership. Treas. Reg. ss.301.7701-2(a). A corporation includes a business entity organized under a State statute which describes the entity as a corporation, body corporate, body politic, joint-stock company or joint-stock association. Treas. Reg. ss.301.7701-2(b). Each Partnership, however, will be formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act which describes each Partnership as a "partnership." Thus, each Partnership automatically will be classified as a partnership unless it elects to be classified as a corporation. In this regard, the Managing General Partner has represented that none of the Partnerships will elect to be taxed as a corporation.

      LIMITATIONS ON PASSIVE ACTIVITIES. Under the passive activity rules of ss.469 of the Code, all income of a taxpayer who is subject to the rules is categorized as:

         o income from passive activities such as limited partners' interests in a business;

         o        active income such as salary, bonuses, etc.; or

         o        portfolio income. "Portfolio income" consists of:

                  o interest, dividends and royalties unless earned in the ordinary course of a trade or business; and

                  o gain or loss not derived in the ordinary course of a trade or business on the sale of property that generates portfolio income or is held for investment.

Losses generated by passive activities can offset only passive income and cannot be applied against active income or portfolio income.
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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 9

      The passive activity rules apply to individuals, estates, trusts, closely held C corporations which generally are corporations with five or fewer individuals who own directly or indirectly more than 50% of the stock, and personal service corporations other than corporations where the owner-employees together own less than 10% of the stock. However, a closely held C corporation, other than a personal service corporation, may use passive losses and credits to offset taxable income of the company figured without regard to passive income or loss or portfolio income.

      Passive activities include any trade or business in which the taxpayer does not materially participate on a regular, continuous, and substantial basis. Under the Partnership Agreement, Limited Partners will not have material participation in the Partnership in which they invest and generally will be subject to the passive activity limitations.

      Investor General Partners also do not materially participate in the Partnership in which they invest. However, because each Partnership will own only Working Interests in its wells and Investor General Partners will not have limited liability under the Delaware Revised Uniform Limited Partnership Act until they are converted to Limited Partners, their deductions generally will not be treated as passive deductions under the Code before the conversion. I.R.C. ss.469(c)(3). (See "- Conversion from Investor General Partner to Limited Partner," below.) However, if an Investor General Partner invests in a Partnership through an entity which limits his liability, for example, a limited partnership in which he is not a general partner, a limited liability company or an S corporation, then generally he will be subject to the passive activity limitations the same as a Limited Partner. Contractual limitations on the liability of Investor General Partners under the Partnership Agreement, however, such as insurance, limited indemnification by the Managing General Partner, etc. will not cause Investor General Partners to be subject to the passive activity limitations.

      A Limited Partner's "at risk" amount is reduced by losses allowed under ss.465 of the Code even if the losses are suspended by the passive activity loss limitation. (See "- `At Risk' Limitation For Losses," below.) Similarly, a Limited Partner's basis is reduced by deductions even if the deductions are suspended under the passive activity loss limitation. (See "- Tax Basis of Units," below.)

      Suspended losses may be carried forward indefinitely, but not back, and used to offset future years' passive activity income. A suspended loss is allowed in full when the entire interest in a passive activity is sold to an unrelated third-party in a taxable transaction and in part on the disposition of substantially all of the interest in a passive activity if the suspended loss as well as current gross income and deductions can be allocated to the part disposed of with reasonable certainty. In an installment sale, passive losses become available in the same ratio that gain recognized each year bears to the total gain on the sale.

      Any suspended losses remaining at a taxpayer's death are allowed as deductions on the decedent's final return, subject to a reduction to the extent the basis of the property in the hands of the transferee exceeds the property's adjusted basis immediately before the decedent's death. If a taxpayer makes a gift of his entire interest in a passive activity, the basis in the property of the person receiving the gift is increased by any suspended losses and no deductions are allowed. If the interest is later sold at a loss, the basis in the property of the person receiving the gift is limited to the fair market value on the date the gift was made.

      PUBLICLY TRADED PARTNERSHIP RULES. Net losses of a partner from each publicly traded partnership are suspended and carried forward to be netted against income from that publicly traded partnership only. In addition, net losses from other passive activities may not be used to offset net passive income from a publicly traded partnership. I.R.C. ss.ss.469(k)(2) and 7704. A publicly traded partnership is a partnership whose interests are traded on an established securities market or that are readily tradable on either a secondary market or the substantial equivalent of a secondary market. However, in our opinion none of the Partnerships will be treated as a publicly traded partnership under the Code. This opinion is based primarily on the substantial restrictions in the Partnership Agreement on each Participant's ability to transfer his Units in the Partnership in which he invests. See "Transferability of Units - Restrictions on Transfer Imposed by the Securities Laws, the Tax Laws and the Partnership Agreement" in the Prospectus.) Also, the Managing General Partner has represented that no Partnership's Units will be traded on an established securities market.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 10

      CONVERSION FROM INVESTOR GENERAL PARTNER TO LIMITED PARTNER. If a Participant invests in a Partnership as an Investor General Partner, then his share of the Partnership's deduction for Intangible Drilling Costs in the year in which he invests will not be subject to the passive activity loss limitation because the Investor General Partner Units will not be converted by the Managing General Partner to Limited Partner Units until after all of the Partnership's wells have been drilled and completed. In this regard, the Managing General Partner has represented that it anticipates that all of the productive wells in each Partnership will be drilled, completed and placed in service no more than 12 months after the Partnership's final closing. Thus, the Managing General Partner anticipates that conversion will be in 2005 for Atlas America Public #14-2004 L.P., and in 2006 for both Atlas America Public #14-2005(A) L.P. and Atlas America Public #14-2005(B) L.P. (See "Actions to be Taken by Managing General Partner to Reduce Risks of Additional Payments by Investor General Partners" in the Prospectus and "- Drilling Contracts," below.) After the Investor General Partner Units have been converted to Limited Partner Units, each former Investor General Partner will have limited liability as a limited partner under the Delaware Revised Uniform Limited Partnership Act with respect to his interest in his Partnership's activities after the date of the conversion.

      Concurrently, the former Investor General Partner will become subject to the passive activity rules as a limited partner. However, the former Investor General Partner previously will have received a non-passive loss as an Investor General Partner in the year in which he invested in a Partnership as a result of the Partnership's deduction for Intangible Drilling Costs. Therefore, the Code requires that his net income from the Partnership's wells after his conversion to a limited partner must continue to be characterized as non-passive income which cannot be offset with passive losses. I.R.C. ss.469(c)(3)(B). The conversion of the Investor General Partner Units into Limited Partner Units should not have any other adverse tax consequences on an Investor General Partner unless his share of any Partnership liabilities is reduced as a result of the conversion. Rev. Rul. 84-52, 1984-1 C.B. 157. A reduction in a partner's share of liabilities is treated as a constructive distribution of cash to the partner, which reduces the basis of the partner's interest in the partnership and is taxable to the extent it exceeds his basis. (See "- Tax Basis of Units," below.)

      TAXABLE YEAR. Each Partnership intends to adopt a calendar year taxable year. I.R.C. ss.ss.706(a) and (b). The taxable year of a Partnership is important to a Participant because the Partnership's deductions, income and other items of tax significance must be taken into account in computing the Participant's taxable income for his taxable year within or with which the Partnership's taxable year ends. The tax year of a partnership generally must be the tax year of one or more of its partners who have an aggregate interest in partnership profits and capital of greater than 50%.

      METHOD OF ACCOUNTING. Each Partnership will use the accrual method of accounting for federal income tax purposes. I.R.C. ss.448(a). Under the accrual method of accounting, income is taken into account for the year in which all events have occurred which fix the right to receive it and the amount is determinable with reasonable accuracy, rather than the time of receipt. Consequently, Participants in a Partnership may have income tax liability resulting from the Partnership's accrual of income in one tax year that it does not receive until the next tax year. Expenses are deducted for the year in which all events have occurred that determine the fact of the liability, the amount is determinable with reasonable accuracy and the economic performance test is satisfied. Under ss.461(h) of the Code, if the liability of the taxpayer arises out of the providing of services or property to the taxpayer by another person, economic performance occurs as the services or property, respectively, are provided. If the liability of the taxpayer arises out of the use of the property by the taxpayer, economic performance occurs as the property is used.

         o A special rule in the Code, however, provides that there is economic performance in the current taxable year with respect to amounts paid by a Partnership in that taxable year for Intangible Drilling Costs of drilling and completing a natural gas or oil well so long as the drilling of the well begins before the close of the 90th day after the close of the Partnership's taxable year. I.R.C. ss.461(i). (See "- Drilling Contracts," below, for a discussion of prepaid Intangible Drilling Costs by Atlas America Public #14-2004 L.P. and Atlas America Public #14-2005(B) L.P.)

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 11

      2004 AND 2005 EXPENDITURES. The Managing General Partner anticipates that all of the subscription proceeds of each Partnership will be expended in the year in which its Participants invest in that Partnership, and the related income and deductions, including the deduction for Intangible Drilling Costs, will be reflected on its Participants' federal income tax returns for that period. (See "Capitalization and Source of Funds and Use of Proceeds" and "Participation in Costs and Revenues" in the Prospectus.)

      Depending primarily on when each Partnership's subscription proceeds are received, the Managing General Partner anticipates that Atlas America Public #14-2004 L.P. will prepay in 2004 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2005. In addition, the Managing General Partner anticipates that Atlas America Public #14-2005(B) L.P., which may close on December 31, 2005, may prepay in 2005 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2006. The deductibility of these advance payments in the year in which a Participant invests in the Partnership cannot be guaranteed. (See "- Drilling Contracts," below.) Finally, the Managing General Partner anticipates that all of the wells in Atlas America Public #14-2005(A) L.P., which is targeted to have its final closing on May 31, 2005 (which is not binding on the Partnership), will be drilled and completed in 2005, and, therefore, it will not prepay any Intangible Drilling Costs in 2005 for drilling activities in 2006.

      AVAILABILITY OF CERTAIN DEDUCTIONS. Ordinary and necessary business expenses, including reasonable compensation for personal services actually rendered, are deductible in the year incurred. Treasury Regulation ss.1.162-7(b)(3) provides that reasonable compensation is only the amount as would ordinarily be paid for like services by like enterprises under like circumstances. The Managing General Partner has represented that the amounts payable by each Partnership to the Managing General Partner and its Affiliates, including the amounts payable to the Managing General Partner or its Affiliates as general drilling contractor, are reasonable amounts which would ordinarily be paid for similar services in similar transactions. (See "Compensation" in the Prospectus and "- Drilling Contracts," below.) The fees paid to the Managing General Partner and its Affiliates by the Partnerships will not be currently deductible, however, to the extent it is determined by the IRS or the courts that they are:

         o        in excess of reasonable compensation;

         o properly characterized as organization or syndication fees or other capital costs such as the acquisition cost of the Leases; or

         o        not "ordinary and necessary" business expenses.

(See "- Partnership Organization and Offering Costs," below.) In the event of an audit, payments to the Managing General Partner and its Affiliates by a Partnership will be scrutinized by the IRS to a greater extent than payments to an unrelated party.

      INTANGIBLE DRILLING COSTS. Assuming a proper election and subject to the limitations on deductions and losses summarized elsewhere in this letter, including the basis and "at risk" limitations, and the passive activity loss limitation in the case of Limited Partners, each Participant will be entitled to deduct his share of his Partnership's Intangible Drilling Costs, which include items which do not have salvage value, such as labor, fuel, repairs, supplies and hauling necessary to the drilling of a well. I.R.C. ss.263(c), Treas. Reg. ss.1.612-4(a). If a Partnership re-enters an existing well as described in "Proposed Activities - Primary Areas of Operations - Mississippian/Upper Devonian Sandstone Reservoirs, Fayette County, Pennsylvania" in the Prospectus, the costs of deepening the well and completing it to deeper reservoirs, if any, (other than Tangible Costs) generally will be treated as Intangible Drilling Costs. Drilling and completion costs of a re-entry well which are not related to deepening the well, if any, however, other than Tangible Costs, generally will be treated as operating expenses which should be expensed in the taxable year

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 12

they are incurred for federal income tax purposes. Those costs (other than Tangible Costs) of the re-entry well, however, will not be characterized as Operating Costs, instead of Intangible Drilling Costs, for purposes of allocating the payment of the costs between the Managing General Partner and the Participants under the Partnership Agreement. (See "Participation in Costs and Revenues" in the Prospectus, "- Limitations on Passive Activities," above and "- Tax Basis of Units" and "- `At Risk' Limitation For Losses," below.) These deductions are subject to recapture as ordinary income rather than capital gain on the sale or other taxable disposition of the property or a Participant's Units. (See "- Sale of the Properties" and "- Disposition of Units," below.) Also, productive-well Intangible Drilling Costs may subject a Participant to an alternative minimum tax in excess of regular tax unless the Participant elects to deduct all or part of these costs ratably over a 60 month period. (See "- Alternative Minimum Tax," below.)

      Under the Partnership Agreement, not less than 90% of the subscription proceeds received by each Partnership from its Participants will be used to pay 100% of the Partnership's Intangible Drilling Costs of drilling and completing its wells. (See "Application of Proceeds" and "Participation in Costs and Revenues" in the Prospectus.) The IRS could challenge the characterization of a portion of these costs as currently deductible Intangible Drilling Costs and recharacterize the costs as some other item which may not be currently deductible. However, this would have no effect on the allocation and payment of the Intangible Drilling Costs by the Participants under the Partnership Agreement.

      In the case of corporations, other than S corporations, which are "integrated oil companies," the amount allowable as a deduction for Intangible Drilling Costs in any taxable year is reduced by 30%. I.R.C. ss.291(b)(1). Integrated oil companies are:

         o those taxpayers who directly or through a related person engage in the retail sale of natural gas and oil and whose gross receipts for the taxable year from such activities exceed $5,000,000; or

         o those taxpayers and related persons who have refinery production in excess of 50,000 barrels on any day during the taxable year. I.R.C.ss.291(b)(4).

Amounts disallowed as a current deduction are allowable as a deduction ratably over the 60-month period beginning with the month in which the costs are paid or incurred. The Partnerships will not be integrated oil companies.

Each Participant is urged to consult with his own personal tax advisor concerning the tax benefits to him of the deduction for Intangible Drilling Costs in the Partnership in which he invests in light of the Participant's own tax situation.

      DRILLING CONTRACTS. Each Partnership will enter into the Drilling and Operating Agreement with the Managing General Partner or its Affiliates, acting as a third-party general drilling contractor, to drill and complete the Partnership's wells on a Cost plus 15% basis. For its services as general drilling contractor, the Managing General Partner anticipates that on average over all of the wells drilled and completed by each Partnership, assuming a 100% Working Interest in each well, it will have reimbursement of general and administrative overhead of approximately $12,722 per net well and a profit of 15% (approximately $22,558) per net well, with respect to the Intangible Drilling Costs and the portion of Tangible Costs paid by the Participants as described in "Compensation - Drilling Contracts" in the Prospectus. However, the actual cost of drilling and completing the wells may be more or less than the estimated amount, due primarily to the uncertain nature of drilling operations, and the Managing General Partner's profit per net well also could be more or less than the dollar amount estimated by the Managing General Partner.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 13

      The Managing General Partner believes the prices under the Drilling and Operating Agreement are competitive in the proposed areas of operation. Nevertheless, the amount of the profit realized by the Managing General Partner under the Drilling and Operating Agreement could be challenged by the IRS as being unreasonable and disallowed as a deductible Intangible Drilling Cost. (See "- Intangible Drilling Costs," above, and "Compensation" and "Proposed Activities" in the Prospectus.)

      The Managing General Partner anticipates that Atlas America Public #14-2005(A) L.P., which has a targeted final closing date of May 31, 2005 (which is not binding on the Partnership), will drill and complete all of its wells in 2005 and, therefore, will not prepay in 2005 any of its Intangible Drilling Costs for drilling activities that will begin in 2006. However, depending primarily on when each Partnership's subscription proceeds are received, the Managing General Partner further anticipates that Atlas America Public #14-2004 L.P. will prepay in 2004 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2005, and Atlas America Public #14-2005(B) L.P., which may close on December 31, 2005, may prepay in 2005 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2006. In Keller v. Commissioner, 79 T.C. 7 (1982), aff'd 725 F.2d 1173 (8th Cir. 1984), the Tax Court applied a two-part test for the current deductibility of prepaid intangible drilling and development costs. The test is:

         o the expenditure must be a payment rather than a refundable deposit; and

         o the deduction must not result in a material distortion of income taking into substantial consideration the business purpose aspects of the transaction.

The drilling partnership in Keller entered into footage and daywork drilling contracts which permitted it to terminate the contracts at any time without default by the driller, and receive a return of the prepaid amounts less amounts earned by the driller. The Tax Court found that the right to receive, by unilateral action, a refund of the prepayments on the footage and daywork drilling contracts rendered the prepayments deposits instead of payments. Therefore, the prepayments were held to be nondeductible in the year they were paid to the extent they had not been earned by the driller. The Tax Court further found that the drilling partnership failed to show a convincing business purpose for prepayments under the footage and daywork drilling contracts.

      The drilling partnership in Keller also entered into turnkey drilling contracts which permitted it to stop work under the contract at any time and apply the unearned balance of the prepaid amounts to another well to be drilled on a turnkey basis. The Tax Court found that these prepayments constituted "payments" and not nondeductible deposits, despite the right of substitution. Further, the Tax Court noted that the turnkey drilling contracts obligated "the driller to drill to the contract depth for a stated price regardless of the time, materials or expenses required to drill the well," thereby locking in prices and shifting the risks of drilling from the drilling partnership to the driller. Since the drilling partnership, a cash basis taxpayer, received the benefit of the turnkey obligation in the year of prepayment, the Tax Court found that the amounts prepaid on turnkey drilling contracts clearly reflected income and were deductible in the year of prepayment.

      In Leonard T. Ruth, TC Memo 1983-586, a drilling program entered into nine separate turnkey contracts with a general contractor, the parent corporation of the drilling program's corporate general partner, to drill nine program wells. Each contract identified the prospect to be drilled, stated the turnkey price, and required the full price to be paid in 1974. The program paid the full turnkey price to the general contractor on December 31, 1974; the receipt of which was found by the court to be significant in the general contractor's financial planning. The program had no right to receive a refund of any of the payments. The actual drilling of the nine wells was subcontracted by the general contractor to independent contractors who were paid by the general contractor in accordance with their individual contracts. The drilling of all wells commenced in 1975 and all wells were completed that year. The amount paid by the general contractor to the independent driller for its work on the nine wells was

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 14

approximately $365,000 less than the amount prepaid by the program to the general contractor. The program claimed a deduction for intangible drilling and development costs in 1974. The IRS challenged the timing of the deduction, contending that there was no business purpose for the payments in 1974, that the turnkey arrangements were merely "contracts of convenience" designed to create a tax deduction in 1974, and that the turnkey contracts constituted assets having a life beyond the taxable year and that to allow a deduction for their entire costs in 1974 distorted income. The Tax Court, relying on Keller, held that the program could deduct the full amount of the payments in 1974. The court found that the program entered into turnkey contracts, paid a premium to secure the turnkey obligations, and thereby locked in the drilling price and shifted the risks of drilling to the general contractor. Further, the court found that by signing and paying the turnkey obligation, the program got its bargained-for benefit in 1974, therefore the deduction of the payments in 1974 clearly reflected income.

      Each Partnership will attempt to comply with the guidelines set forth in Keller with respect to any prepaid Intangible Drilling Costs. In the year in which a Participant invests in a Partnership, the Drilling and Operating Agreement will require the Partnership to prepay all of the Partnership's share of the estimated Intangible Drilling Costs, and all of the Participants' share of the Partnership's share of the estimated Tangible Costs, for drilling and completing specified wells, the drilling of which may begin in the following year. These prepayments of Intangible Drilling Costs should not result in a loss of a current deduction for the Intangible Drilling Costs if:

         o there is a legitimate business purpose for the required prepayment;

         o the contract is not merely a sham to control the timing of the deduction; and

         o        there is an enforceable contract of economic substance.

The Drilling and Operating Agreement will require each Partnership to prepay the Managing General Partner's estimate of the Intangible Drilling Costs and the Participants' share of the Tangible Costs to drill and complete the wells specified in the Drilling and Operating Agreement in order to enable the Operator to:

         o        begin site preparation for the wells;

         o        obtain suitable subcontractors at the then current prices; and

         o        insure the availability of equipment and materials.

Under the Drilling and Operating Agreement excess prepaid Intangible Drilling Costs, if any, will not be refundable to a Partnership, but instead will be applied only to Intangible Drilling Cost overruns, if any, on the other specified wells being drilled or completed by the Partnership or to Intangible Drilling Costs to be incurred by the Partnership in drilling and completing substitute wells. Under Keller, a provision for substitute wells should not result in the prepayments being characterized as refundable deposits.

      The likelihood that prepayments of Intangible Drilling Costs will be challenged by the IRS on the grounds that there is no business purpose for the prepayments is increased if prepayments are not required with respect to 100% of the Working Interest in the well. The Managing General Partner anticipates that less than 100% of the Working Interest will be acquired by each Partnership in one or more of its wells, and prepayments of Intangible Drilling Costs will not be required of the other owners of Working Interests in those wells. In our view, however, a legitimate business purpose for the required prepayments of Intangible Drilling Costs by the Partnerships may exist under the guidelines set forth in Keller, even though prepayments are not required by the drilling contractor with respect to a portion of the Working Interest in the wells.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 15

      In addition, a current deduction for prepaid Intangible Drilling Costs is available only if the drilling of the wells begins before the close of the 90th day after the close of the taxable year in which the prepayment was made. I.R.C. ss.461(i). (See "- Method of Accounting," above.) Under the Drilling and Operating Agreement, the Managing General Partner as operator and general drilling contractor must begin drilling each of the prepaid wells before the close of the 90th day after the close of the Partnership's taxable year in which the prepayment was made, which is March 31, 2005 for Atlas America Public #14-2004 L.P. and March 31, 2006 for Atlas America Public #14-2005(B) L.P. However, the drilling of any Partnership Well may be delayed due to circumstances beyond the control of the Managing General Partner or the drilling subcontractors. These circumstances include, for example:

         o        the unavailability of drilling rigs;

         o decisions of third-party operators to delay drilling the wells;

         o        poor weather conditions;

         o inability to obtain drilling permits or access right to the drilling site; or

         o        title problems;

and the Managing General Partner will have no liability to any Partnership or its Participants if these types of events delay beginning the drilling of the prepaid wells past the close of the 90th day after the close of the Partnership's taxable year. If the drilling of a prepaid Partnership Well does not begin before the close of the 90th day after the close of the Partnership's taxable year in which the prepayment was made, deductions claimed by a Participant for prepaid Intangible Drilling Costs for the well in the year in which the Participant invests in the Partnership would be disallowed and deferred to the next taxable year when the well is actually drilled.

      No assurance can be given that on audit the IRS would not disallow the current deductibility of a portion or all of any prepaid Intangible Drilling Costs under a Partnership's drilling contracts, thereby decreasing the amount of the Participants' deductions in the Partnership for the year in which they invest in the Partnership, or that the challenge would not ultimately be sustained. In the event of disallowance, the deduction for prepaid Intangible Drilling Costs would be available in the next year when the wells are actually drilled.

      DEPLETION ALLOWANCE. Proceeds from the sale of each Partnership's natural gas and oil production will constitute ordinary income. A certain portion of that income will not be taxable under the depletion allowance which permits the deduction from gross income for federal income tax purposes of either the percentage depletion allowance or the cost depletion allowance, whichever is greater. I.R.C. ss.ss.611, 613 and 613A. These deductions are subject to recapture as ordinary income rather than capital gain on the sale or other taxable disposition of the property or a Participant's Units. (See " - Sale of the Properties" and " - Disposition of Units," below.)

      Cost depletion for any year is determined by dividing the adjusted tax basis for the property by the total units of natural gas or oil expected to be recoverable from the property and then multiplying the resultant quotient by the number of units actually sold during the year. Cost depletion cannot exceed the adjusted tax basis of the property to which it relates.

      Percentage depletion generally is available to taxpayers other than "integrated oil companies" as that term is defined in "- Intangible Drilling Costs," above, which does not include the Partnerships. Percentage depletion is based on a Participant's share of his Partnership's gross production income from its natural gas and oil properties. Generally, percentage depletion is available with respect to 6 million cubic feet of average daily production of natural gas or 1,000 barrels of average daily production of domestic crude oil. Taxpayers who have both natural gas and oil production may allocate the production limitation between the production.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 16

      The rate of percentage depletion is 15%. However, percentage depletion for marginal production increases 1%, up to a maximum increase of 10%, for each whole dollar that the domestic wellhead price of crude oil for the immediately preceding year is less than $20 per barrel without adjustment for inflation. I.R.C. ss.613A(c)(6). The term "marginal production" includes natural gas and oil produced from a domestic stripper well property, which is defined as any property which produces a daily average of 15 or less equivalent barrels of oil, which is equivalent to 90 mcf of natural gas, per producing well on the property in the calendar year. Most, if not all, of each Partnership's wells will be marginal producing wells under this definition in the Code and will qualify for these potentially higher rates of percentage depletion. The rate of percentage depletion for marginal production in 2004 is 15%. This rate may fluctuate from year to year depending on the price of oil, but will not be less than the statutory rate of 15% nor more than 25%.

      Also, percentage depletion:

         (i) may not exceed 100% of the net income from each natural gas and oil property before the deduction for depletion; and

         (ii) is limited to 65% of the taxpayer's taxable income for a year computed without regard to percentage depletion, net operating loss carry-backs and capital loss carry-backs.

      Availability of percentage depletion must be computed separately by each Participant and not by a Partnership or for Participants in a Partnership as a whole. Potential Participants are urged to consult their own tax advisors with respect to the availability of percentage depletion to them.

      DEPRECIATION - MODIFIED ACCELERATED COST RECOVERY SYSTEM ("MACRS"). Tangible Costs and the related depreciation deductions of each Partnership generally are charged and allocated under the Partnership Agreement 66% to the Managing General Partner and 34% to the Participants in the Partnership. However, if the total Tangible Costs for all of the Partnership's wells that would be charged to the Participants exceeds an amount equal to 10% of the Partnership's subscription proceeds, then the excess, together with the related depreciation deductions, will be charged and allocated to the Managing General Partner. Most of each Partnership's equipment costs will be recovered through depreciation deductions over a seven year cost recovery period using the 200% declining balance method, with a switch to straight-line to maximize the deduction, beginning in the taxable year the equipment is "placed in service" by the Partnership as discussed below. I.R.C. ss.168(c). In the case of a short tax year the MACRS deduction is prorated on a 12-month basis. No distinction is made between new and used property and salvage value is disregarded. All property assigned to the 7-year class generally is treated as placed in service, or disposed of, in the middle of the year. All of these cost recovery deductions claimed by the Partnerships and their respective Participants are subject to recapture as ordinary income rather than capital gain on the sale or other taxable disposition of the property or a Participant's Units. (See "- Sale of the Properties" and "- Disposition of Units," below.) Except as discussed below, depreciation for alternative minimum tax purposes is computed using the 150% declining balance method, switching to straight-line, for most personal property.

         Notwithstanding the foregoing, under the Jobs and Growth Tax Relief Reconciliation Act of 2003 ("2003 Tax Act"), for federal income tax purposes Atlas America Public #14-2004 L.P., but not Atlas America Public #14-2005(A) L.P. or Atlas America Public #14-2005(B) L.P., will be entitled to an additional first-year depreciation allowance based on 50% of the adjusted basis of its "qualified" Tangible Costs, if any. For this purpose, the Partnership's "qualified" Tangible Costs means its equipment costs for productive wells which are completed and made capable of production, i.e. placed in service, before January 1, 2005. I.R.C. ss.168(k)(2) and (4). Thus, this additional first-year depreciation allowance will not be available for wells which are placed in service in 2005, even though the Participants' share of the Partnership's Tangible Costs for the equipment in the wells is prepaid in 2004, because the special rule allowing a current deduction for prepaid Intangible Drilling Costs does not apply to prepaid equipment costs. (See "- Method of Accounting" and "- Drilling Contracts," above.) In addition, the basis of the partnership's "qualified" equipment will be reduced by the additional 50% first-year depreciation allowance for purposes of calculating the regular MACRS depreciation allowances beginning in 2004. Also, if a Participant invests in Atlas America Public #14-2004 L.P., the Participant will not incur any alternative minimum tax adjustment with respect to his share of the Partnership's additional 50% first-year depreciation allowance, nor any of its other depreciation deductions for the Tangible Costs of qualified equipment it places in any productive wells that are drilled, completed and placed in service in 2004. I.R.C. ss.168(k)(2)(F).

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 17

      LEASE ACQUISITION COSTS AND ABANDONMENT. Lease acquisition costs, together with the related cost depletion deduction and any abandonment loss for Lease costs, are allocated under the Partnership Agreement 100% to the Managing General Partner, which will contribute the Leases to each Partnership as a part of its Capital Contribution.

      TAX BASIS OF UNITS. A Participant's share of his Partnership's losses is allowable only to the extent of the adjusted basis of his Units at the end of the Partnership's taxable year. I.R.C. ss.704(d). The adjusted basis of the Participant's Units will be adjusted, but not below zero, for any gain or loss to the Participant from a sale or other taxable disposition by the Partnership of a natural gas and oil property, and will be increased by his:

         (i)      cash subscription payment;

         (ii)     share of Partnership income; and

         (iii)    share, if any, of Partnership debt.

The adjusted basis of a Participant's Units will be reduced by his:

         (i)      share of Partnership losses;

         (ii) share of Partnership expenditures that are not deductible in computing its taxable income and are not properly chargeable to capital account;

         (iii)    depletion deductions, but not below zero; and

         (iv) cash distributions from the Partnership. I.R.C. ss.ss.705, 722 and 742.

      The reduction in a Participant's share of Partnership liabilities, if any, is considered a cash distribution to the Participant. Although Participants will not be personally liable on any Partnership loans, Investor General Partners will be liable for other obligations of the Partnership. (See "Risk Factors - Risks Related to an Investment In a Partnership - If You Choose to Invest as a General Partner, Then You Have Greater Risk Than a Limited Partner" in the Prospectus.) Should cash distributions to a Participant from his Partnership exceed the tax basis of the Participant's Units, taxable gain would result to the Participant to the extent of the excess. (See "- Distributions From a Partnership," below.)

      "AT RISK" LIMITATION FOR LOSSES. Subject to the limitations on "passive losses" generated by a Partnership in the case of Limited Partners, and a Participant's basis in his Units, each Participant generally may use his share of the Partnership's losses to offset income from other sources. (See "- Limitations on Passive Activities" and "- Tax Basis of Units," above.) However, a Participant, other than a corporation which is neither an S corporation nor a corporation in which five or fewer individuals own more than 50% of the stock, who sustains a loss in connection with a Partnership's natural gas and oil activities may deduct the loss only to the extent of the amount he has "at risk" in the Partnership at the end of a taxable year. I.R.C. ss.465. "Loss" means the excess of allowable deductions for a taxable year from a Partnership over the amount of income actually received or accrued by the Participant during the year from the Partnership.
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Atlas Resources, Inc.
June 24, 2004
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      A Participant's initial "at risk" amount generally is limited to the amount of money he pays for his Units. However, any amounts borrowed by a Participant to buy his Units will not be considered "at risk" if the amounts are borrowed from any person who has an interest, other than as a creditor, in the Partnership or from a related person to a person, other than the Participant, having such an interest. Also, the amount a Participant has "at risk" in a Partnership may not include the amount of any loss that the Participant is protected against through:

         o        nonrecourse loans;

         o        guarantees;

         o        stop loss agreements; or

         o        other similar arrangements.

The amount of any loss that is disallowed will be carried over to the next taxable year, to the extent a Participant is "at risk" in the Partnership. Further, a Participant's "at risk" amount in subsequent taxable years of the Partnership will be reduced by that portion of the loss which is allowable as a deduction.

      Since income, gains, losses, and distributions of the Partnership affect the "at risk" amount, the extent to which a Participant is "at risk" must be determined annually. Previously allowed losses must be included in gross income if the "at risk" amount is reduced below zero. The amount included in income, however, may be deducted in the next taxable year to the extent of any increase in the amount which the Participant has "at risk" in the Partnership.

      DISTRIBUTIONS FROM A PARTNERSHIP. Generally, a cash distribution from a Partnership to a Participant in the Partnership in excess of the adjusted basis of the Participant's Units immediately before the distribution is treated as gain to the Participant from the sale or exchange of his Units to the extent of the excess. I.R.C. ss.731(a)(1). No loss is recognized by the Participants on these types of distributions. I.R.C. ss.731(a)(2). No gain or loss is recognized by the Partnership on these types of distributions. I.R.C. ss.731(b). If property is distributed by the Partnership to the Managing General Partner and the Participants, certain basis adjustments may be made by the Partnership, the Managing General Partner and the Participants. I.R.C. ss.ss.732, 733, 734, and
754. (See ss.5.04(d) of the Partnership Agreement and "- Tax Elections," below.) Other distributions of cash, disproportionate distributions of property, and liquidating distributions of a Partnership may result in taxable gain or loss to its Participants. (See "- Disposition of Units" and "- Termination of a Partnership," below.)

      SALE OF THE PROPERTIES. Under the Jobs and Growth Tax Relief Reconciliation Act of 2003 ("2003 Tax Act"), the maximum tax rates on a noncorporate taxpayer's adjusted net capital gain on the sale of assets held more than a year of 20%, or 10% to the extent it would have been taxed at a 10% or 15% rate if it had been ordinary income, have been reduced to 15% and 5%, respectively, for most capital assets sold or exchanged after May 5, 2003. In addition, for 2008 only, the 5% tax rate on adjusted net capital gain is reduced to 0%. The 2003 Tax Act also eliminated the former maximum tax rates of 18% and 8%, respectively, on qualified five-year gain. I.R.C. ss.1(h). The new capital gain rates also apply for purposes of the alternative minimum tax. I.R.C. ss.55(b)(3). (See "- Alternative Minimum Tax," below.) However, the former tax rates are scheduled to be reinstated January 1, 2009, as if the 2003 Tax Act had never been enacted. "Adjusted net capital gain" means net capital gain, less certain types of net capital gain that are taxed a maximum rate of 28% (such as gain on the sale of most collectibles and gain on the sale of certain small business stock); or 25% (gain attributable to real estate depreciation). "Net capital gain" means the excess of net long-term gain (excess of long-term gains over long-term losses) over net short-term loss (excess of short-term gains over short-term losses). The annual capital loss limitation for noncorporate taxpayers is the amount of capital gains plus the lesser of $3,000, which is reduced to $1,500 for married persons filing separate returns, or the excess of capital losses over capital gains. I.R.C. ss.1211(b).
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Atlas Resources, Inc.
June 24, 2004
Page 19

      Gains and losses from sales of natural gas and oil properties held for more than 12 months generally will be treated as a long-term capital gain, while a net loss will be an ordinary deduction, except to the extent of depreciation recapture on equipment and recapture of Intangible Drilling Costs and depletion deductions as discussed below. In addition, gain on the sale of a Partnership's natural gas and oil properties may be recaptured as ordinary income to the extent of certain losses for the five most recent preceding taxable years on previous sales, if any, of the Partnership's natural gas and oil properties or other assets. I.R.C. ss.1231(c). Other gains and losses on sales of natural gas and oil properties will generally result in ordinary gains or losses.

      Intangible Drilling Costs that are incurred in connection with a natural gas or oil property may be recaptured as ordinary income when the property is sold or otherwise disposed of in a taxable transaction by a Partnership. Generally, the amount recaptured is the lesser of:

         o the aggregate amount of expenditures which have been deducted as Intangible Drilling Costs with respect to the property and which, but for being deducted, would have been included in the adjusted basis of the property, plus deductions for depletion which reduced the adjusted basis of the property; or

         o        the excess of:

                  o the amount realized, in the case of a sale, exchange or involuntary conversion; or

                  o the fair market value of the interest, in the case of any other taxable disposition; over the adjusted basis of the property. I.R.C.ss.1254(a).

(See "- Intangible Drilling Costs" and "- Depletion Allowance," above.)

      In addition, all gain on the sale or other taxable disposition of equipment is treated as ordinary income to the extent of MACRS deductions claimed by the Partnership. I.R.C.ss.1245(a). (See "- Depreciation - Modified Accelerated Cost Recovery System ("MACRS"), above.)

      DISPOSITION OF UNITS. The sale or exchange, including a purchase by the Managing General Partner, of all or some of a Participant's Units held by him for more than 12 months generally will result in a recognition of long-term capital gain or loss. However, previous deductions for depreciation, depletion and Intangible Drilling Costs, and the Participant's share of the Partnership's "ss.751 assets" (i.e. inventory and unrealized receivables), may be recaptured as ordinary income rather than capital gain regardless of how long the Participant has owned his Units. (See "- Sale of the Properties," above.) If the Units are held for 12 months or less, the gain or loss generally will be short-term gain or loss. Also, a Participant's pro rata share of his Partnership's liabilities, if any, as of the date of the sale or exchange must be included in the amount realized. Therefore, the gain recognized by a Participant may result in a tax liability to the Participant greater than the cash proceeds, if any, received by the Participant from the disposition. In addition to gain from a passive activity, a portion of any gain recognized by a Limited Partner on the sale or other taxable disposition of his Units will be characterized as portfolio income under ss.469 of the Code to the extent the gain is attributable to portfolio income, e.g. interest income on investments of working capital. Treas. Reg. ss.1.469-2T(e)(3). (See "- Limitations on Passive Activities," above.)
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June 24, 2004
Page 20

      A gift of a Participant's Units may result in federal and/or state income tax and gift tax liability to the Participant. Also, interests in different partnerships do not qualify for tax-free like-kind exchanges. I.R.C. ss.1031(a)(2)(D). Other dispositions of a Participant's Units may or may not result in recognition of taxable gain. However, no gain should be recognized by an Investor General Partner on the conversion of his Investor General Partner Units to Limited Partner Units so long as there is no change in his share of his Partnership's liabilities or certain Partnership assets as a result of the conversion. Rev. Rul. 84-52, 1984-1 C.B. 157.

      A Participant who sells or exchanges all or some of his Units is required by the Code to notify the Partnership in which he invested within 30 days or by January 15 of the following year, if earlier. I.R.C. ss.6050K. After receiving the notice, the Partnership is required to make a return with the IRS stating the name and address of the transferor and the transferee, the fair market value of the portion of the Partnership's unrealized receivables and appreciated inventory allocable to the Units sold or exchanged (which is subject to recapture as ordinary income instead of capital gain) and any other information as may be required by the IRS. The Partnership must also provide each person whose name is set forth in the return a written statement showing the information set forth on the return.

      If a Participant dies, or sells or exchanges all of his Units, the taxable year of the Partnership in which he invested will close with respect to that Participant, but not the remaining Participants, on the date of death, sale or exchange, with a proration of partnership items for the Partnership's taxable year. I.R.C. ss.706(c)(2). If a Participant sells less than all of his Units, the Partnership's taxable year will not terminate with respect to the selling Participant, but his proportionate share of the Partnership's items of income, gain, loss and deduction will be determined by taking into account his varying interests in the Partnership during the taxable year. Deductions generally may not be allocated to a person acquiring Units from a selling Participant for a period before the purchaser's admission to the Partnership. I.R.C. ss.706(d).

      Participants are urged to consult their own tax advisors before any disposition of a Unit, including purchase of the Unit by the Managing General Partner.

      ALTERNATIVE MINIMUM TAX. With limited exceptions, taxpayers must pay an alternative minimum tax if it exceeds the taxpayer's regular federal income tax for the year. I.R.C. ss.55. For noncorporate taxpayers, the alternative minimum tax is imposed on alternative minimum taxable income that is above an exemption amount. Alternative minimum taxable income generally is taxable income, plus or minus various adjustments, plus tax preference items. The tax rate for noncorporate taxpayers is 26% for the first $175,000, $87,500 for married individuals filing separately, of a taxpayer's alternative minimum taxable income in excess of the exemption amount; and additional alternative minimum taxable income is taxed at 28%. However, the regular tax rates on capital gains also will apply for purposes of the alternative minimum tax. (See "- Sale of the Properties," above.) Subject to the phase-out provisions summarized below, the exemption amounts for 2004 are $58,000 for married individuals filing jointly, $40,250 for single persons and $29,000 for married individuals filing separately. For years beginning after 2004, these exemption amounts are scheduled to decrease to $45,000 for married individuals filing jointly, $33,750 for single persons, and $22,500 for married individuals filing separately. As of the date of the Prospectus, the U.S. House of Representatives had passed a bill that would extend the 2004 exemption amounts to 2005 and index them for inflation in following years. Whether that bill or other relief for taxpayers from the alternative minimum tax will become law in 2005 is uncertain. (See "- Changes in the Law," below.) The exemption amount for estates and trusts is $22,500 in 2004 and subsequent years.
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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 21

      The exemption amounts are phased out for taxpayers with high alternative minimum taxable income. The exemption amounts are reduced by 25% of alternative minimum taxable income in excess of:

         o $150,000, in the case of married individuals filing a joint return and surviving spouses - the $58,000 exemption amount is completely phased out when alternative minimum taxable income is $382,000 or more, and the $45,000 amount phases out completely at $330,000;

         o $112,500, in the case of unmarried individuals other than surviving spouses - the $40,250 exemption amount is completely phased out when alternative minimum taxable income is $273,500 or more, and the $33,750 amount phases out completely at $247,500; and

         o $75,000, in the case of married individuals filing a separate return - the $29,000 exemption amount is completely phased out when alternative minimum taxable income is $191,000 or more and the $22,500 amount phases out completely at $165,000. In addition, in 2004 the alternative minimum taxable income of married individuals filing separately is increased by the lesser of $29,000 ($22,500 after 2004) or 25% of the excess of the person's alternative minimum taxable income (determined without regard to this provision) over $191,000 ($165,000 after 2004).

      Some of the principal adjustments to taxable income that are used to determine alternative minimum taxable income include:

         o Depreciation deductions may not exceed deductions computed using the 150% declining balance method, except as discussed above in "- Depreciation - Modified Accelerated Cost Recovery System ("MACRS")" with respect to "qualified" Tangible Costs of equipment in wells placed in service in 2004, if any, by Atlas America Public #14-2004 L.P.

         o        Miscellaneous itemized deductions are not allowed.

         o Medical expenses are deductible only to the extent they exceed 10% of adjusted gross income.

         o        State and local property and income taxes are not deductible.

         o        Interest deductions are restricted.

         o The standard deduction and personal exemptions are not allowed.

         o        Only some types of operating losses are deductible.

         o Different rules under the Code apply to incentive stock options that may require earlier recognition of income.

      The principal tax preference items that must be added to taxable income for alternative minimum tax purposes include:

         o        Certain excess Intangible Drilling Costs, as discussed below.

         o        Tax-exempt interest earned on certain private activity bonds.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 22

For taxpayers other than "integrated oil companies" as that term is defined in "- Intangible Drilling Costs," above, which does not include the Partnerships, the 1992 National Energy Bill repealed:

         o        the preference for excess Intangible Drilling Costs; and

         o the excess percentage depletion preference for natural gas and oil.

The repeal of the excess Intangible Drilling Costs preference, however, under current law may not result in more than a 40% reduction in the amount of the taxpayer's alternative minimum taxable income computed as if the excess Intangible Drilling Costs preference had not been repealed. I.R.C. ss.57(a)(2)(E). Under the prior rules, the amount of Intangible Drilling Costs which is not deductible for alternative minimum tax purposes is the excess of the "excess intangible drilling costs" over 65% of net income from natural gas and oil properties. Net natural gas and oil income is determined for this purpose without subtracting excess Intangible Drilling Costs. Excess Intangible Drilling Costs is the regular Intangible Drilling Costs deduction minus the amount that would have been deducted under 120-month straight-line amortization, or, at the taxpayer's election, under the cost depletion method. There is no preference item for costs of nonproductive wells.

      Also, each Participant may elect under ss.59(e) of the Code to capitalize all or part of his share of his Partnership's Intangible Drilling Costs and deduct the costs ratably over a 60-month period beginning with the month in which the costs were paid or incurred by the Partnership. This election also applies for regular tax purposes and can be revoked only with the IRS' consent. Making this election, therefore, generally will result in the following consequences to the Participant:

         o the Participant's regular tax deduction for Intangible Drilling Costs in the year in which he invests will be reduced because the Participant must spread the deduction for the amount of Intangible Drilling Costs which the Participant elects to capitalize over the 60-month amortization period; and

         o the capitalized Intangible Drilling Costs will not be treated as a preference that is included in the Participant's alternative minimum taxable income.

      Other than Intangible Drilling Costs as discussed above, the principal tax item that may have an impact on a Participant's alternative minimum taxable income as a result of investing in a Partnership is depreciation of the Partnership's equipment. Except for wells placed in service in 2004 by Atlas America Public #14-2004 L.P., if any, as noted above, if a Participant invests in that Partnership, each Partnership's cost recovery deductions for regular income tax purposes generally will be computed using the 200% declining balance method rather than the 150% declining balance method used for alternative minimum tax purposes. This means that in the early years of a Partnership a Participant's depreciation deductions from the Partnership generally will be smaller for alternative minimum tax purposes when compared to the Participant's depreciation deductions in those taxable years for regular income tax purposes on the same equipment.

      The rules relating to the alternative minimum tax for corporations are different than those summarized above. All prospective Participants contemplating purchasing Units in a Partnership are urged to consult with their own personal tax advisors as to the likelihood of them incurring or increasing any alternative minimum tax liability because of an investment in a Partnership.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 23

      LIMITATIONS ON DEDUCTION OF INVESTMENT INTEREST. Investment interest expense is deductible by a noncorporate taxpayer only to the extent of net investment income each year, with an indefinite carryforward of disallowed investment interest. I.R.C. ss.163. Investment interest expense generally includes all interest on debt not incurred in a person's active trade or business except consumer interest, qualified residence interest, and passive activity interest under ss.469 of the Code. Accordingly, an Investor General Partner's share of any interest expense incurred by the Partnership in which he invests before his Investor General Partner Units are converted to Limited Partner Units will be subject to the investment interest limitation. In addition, the Investor General Partner's share of the Partnership's income and losses, including the deduction for Intangible Drilling Costs, will be considered to be investment income and losses for purposes of this limitation. Thus, for example, a loss allocated to the Investor General Partner from the Partnership in the year in which he invests in the Partnership as a result of the deduction for Intangible Drilling Costs will reduce his net investment income and may reduce or eliminate the deductibility of his investment interest expenses, if any, in that taxable year with the disallowed portion to be carried forward to the next taxable year.

      Net investment income is the excess of investment income over investment expenses. Investment income generally includes:

         o        gross income from interest, rents, and royalties;

         o any excess of net gain from dispositions of investment property over net capital gain determined by gains and losses from dispositions of investment property, and any portion of the net capital gain or net gain, if less, that the taxpayer elects to include in investment income;

         o portfolio income under the passive activity rules, which includes working capital investment income;

         o dividends that do not qualify to be taxed at capital gain rates and dividends that the taxpayer elects to treat as not qualified to be taxed at capital gain rates; and

         o income from a trade or business in which the taxpayer does not materially participate if the activity is not a "passive activity" under ss.469 of the Code. In the case of Investor General Partners, this includes the Partnership in which they invest before the conversion of Investor General Partner Units to Limited Partner Units in that Partnership, and possibly Partnership net income allocable to former Investor General Partners after they are converted to Limited Partners in that Partnership.

Investment expenses include deductions, other than interest, that are directly connected with the production of net investment income, including actual depreciation or depletion deductions allowable. Investment income and investment expenses, however, do not include income or expenses taken into account in computing income or loss from a passive activity under ss.469 of the Code. (See "- Limitations on Passive Activities," above.)

      ALLOCATIONS. The Partnership Agreement allocates to each Participant his share of his Partnership's income, gains, losses and deductions, including the deductions for Intangible Drilling Costs and depreciation. Allocations of certain items are made in ratios that are different than allocations of other items. (See "Participation in Costs and Revenues" in the Prospectus.) The Capital Accounts of the Participants are adjusted to reflect these allocations and the Capital Accounts, as adjusted, will be given effect in distributions made to the Participants on liquidation of the Partnership or any Participant's Units. Generally, the basis of the natural gas and oil properties owned by a Partnership for computation of cost depletion and gain or loss on disposition will be allocated and reallocated when necessary in the ratio in which the expenditure giving rise to the tax basis of each property was charged as of the end of the year. (See ss.5.03(b) of the Partnership Agreement.)

Generally, a Participant's Capital Account in the Partnership in which he invests is increased by:

         o        the amount of money he contributes to the Partnership; and
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KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 24

         o        allocations of income and gain to him from the Partnership;

and decreased by:

         o the value of property or cash distributed to him by the Partnership; and

         o        allocations of loss and deductions to him by the Partnership.

The regulations also require that there must be a reasonable possibility that the allocation will affect substantially the dollar amounts to be received by the partners from the partnership, independent of tax consequences.

      Allocations made in a manner that is disproportionate to the respective interests of the partners in a partnership of any item of partnership income, gain, loss, deduction or credit will not be given effect unless the allocation has "substantial economic effect." I.R.C. ss.704(b). An allocation generally will have economic effect if throughout the term of a partnership:

         o the partners' capital accounts are maintained in accordance with rules set forth in the regulations, which generally are based on tax accounting principles;

         o liquidation proceeds are distributed in accordance with the partners' capital accounts; and

         o any partner with a deficit balance in his capital account following the liquidation of his interest in the partnership is required to restore the amount of the deficit to the partnership.

      Even though the Participants in each Partnership are not required under the Partnership Agreement to restore deficit balances in their Capital Accounts with additional Capital Contributions, an allocation which is not attributable to nonrecourse debt still will be considered under the regulations to have economic effect to the extent it does not cause or increase a deficit balance in a Participant's Capital Account if:

         o the Partners' Capital Accounts are maintained in accordance with rules set forth in the regulations, which generally are based on tax accounting principles;

         o liquidation proceeds are distributed in accordance with the Partners' Capital Accounts; and

         o the Partnership Agreement provides that a Participant who unexpectedly incurs a deficit balance in his Capital Account because of certain adjustments, allocations, or distributions will be allocated income and gain sufficient to eliminate the deficit balance as quickly as possible.

Treas. Reg. ss.1.704-l(b)(2)(ii)(d). These provisions are included in the Partnership Agreement (See ss.ss.5.02, 5.03(h), and 7.02(a) of the Partnership Agreement.)

      Special provisions apply to deductions related to nonrecourse debt. If the Managing General Partner or an Affiliate makes a nonrecourse loan to a Partnership ("partner nonrecourse liability"), Partnership losses, deductions, or ss.705(a)(2)(B) expenditures attributable to the loan must be allocated to the Managing General Partner. Also, if there is a net decrease in partner nonrecourse liability minimum gain with respect to the loan, the Managing General Partner must be allocated income and gain equal to the net decrease. (See ss.ss.5.03(a)(1) and 5.03(i) of the Partnership Agreement.)

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 25

      In the event of a sale or transfer of a Participant's Unit, the death of a Participant, or the admission of an additional Participant, a Partnership's income, gain, loss and deductions generally will be allocated among its Participants according to their varying interests in the Partnership during the taxable year. In addition, in the discretion of the Managing General Partner, Partnership property may be revalued on the admission of additional Participants, or if certain distributions are made to the Participants, to reflect unrealized income, gain, loss or deduction, inherent in the Partnership's property for purposes of adjusting the Participants' Capital Accounts. (See "- Tax Elections," below.)

      It should also be noted that each Participant's share of items of income, gain, loss and deduction in the Partnership in which he invests must be taken into account by him whether or not he receives any cash distributions from the Partnership. A Participant's share of Partnership revenues applied by his Partnership to the repayment of loans or the reserve for plugging wells, for example, will be included in his gross income in a manner analogous to an actual distribution of the income to him. Thus, a Participant may have tax liability on taxable income from his Partnership for a particular year in excess of any cash distributions from the Partnership to him with respect to that year. To the extent a Partnership has cash available for distribution, however, it is the Managing General Partner's policy that Partnership cash distributions will not be less than the Managing General Partner's estimate of the Participants' income tax liability with respect to that Partnership's income.

      If any allocation under the Partnership Agreement is not recognized for federal income tax purposes, each Participant's share of the items subject to the allocation generally will be determined in accordance with his interest in the Partnership in which he invests by considering all of the relevant facts and circumstances. To the extent deductions allocated by the Partnership Agreement exceed deductions which would be allowed under a reallocation by the IRS, Participants may incur a greater tax burden. However, assuming the effect of the allocations of income, gain, loss and deduction, or items thereof, set forth in the Partnership Agreement, including the allocations of basis and amount realized with respect to natural gas and oil properties, is substantial in light of a Participant's tax attributes that are unrelated to the Partnership in which he invests, in our opinion the allocations will have "substantial economic effect" and will govern the Participant's share of those items to the extent the allocations do not cause or increase a deficit balance in the Participant's Capital Account.

      PARTNERSHIP BORROWINGS. Under the Partnership Agreement the Managing General Partner and its Affiliates may make loans to the Partnerships. The use of Partnership revenues taxable to Participants to repay borrowings by their Partnership could create income tax liability for the Participants in excess of cash distributions to them from the Partnership, since repayments of principal are not deductible for federal income tax purposes. In addition, interest on the loans will not be deductible unless the loans are bona fide loans that will not be treated as Capital Contributions in light of all of the surrounding facts and circumstances. In Revenue Ruling 72-135, 1972-1 C.B. 200, the IRS ruled that a nonrecourse loan from a general partner to a partnership engaged in natural gas and oil exploration represented a capital contribution by the general partner rather than a loan. Whether a "loan" by the Managing General Partner or its Affiliates to a Partnership represents in substance debt or equity is a question of fact to be determined from all the surrounding facts and circumstances.

      PARTNERSHIP ORGANIZATION AND OFFERING COSTS. Expenses connected with the issuance and sale of the Units in the Partnerships, such as promotional expense, the Dealer-Manager fee, Sales Commissions, reimbursements to the Dealer-Manager and other selling expenses, professional fees, and printing costs, which are charged under the Partnership Agreement 100% to the Managing General Partner as Organization and Offering Costs, are not deductible. Although certain expenses incident to the creation of a partnership may be amortized over a period of not less than 60 months, these expenses also will be paid by the Managing General Partner as part of each Partnership's Organization and Offering Costs. Thus, any related deductions, which the Managing General Partner does not anticipate will be material in amount as compared to the total subscription proceeds in any Partnership, will be allocated to the Managing General Partner. I.R.C. ss.709; Treas. Reg. ss.ss.1.709-1 and 2.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 26

      TAX ELECTIONS. Although each Partnership may elect to adjust the basis of its property (other than cash) on the transfer of a Unit in the Partnership by sale or exchange or on the death of a Participant, and on the distribution of property by the Partnership to a Participant (the ss.754 election), the Managing General Partner does not intend to make this election for any of the Partnerships. The general effect of this election is that transferees of the Units are treated, for purposes of depreciation and gain, as though they had acquired a direct interest in the Partnership assets and the Partnership is treated for these purposes, on certain distributions to the Participants, as though it had newly acquired an interest in the Partnership assets and therefore acquired a new cost basis for the assets. Any election, once made, may not be revoked without the consent of the IRS. As of the date of the Prospectus several bills were pending in Congress that proposed to make the ss.754 election mandatory for all partnerships. If the ss.754 election does become mandatory, the primary effect on a Partnership, other than the federal income tax consequences discussed above, would be an increase in its administrative and accounting expenses to make the required basis adjustments to its properties and separately account for those adjustments after they are made. (See "- Changes in the Law," below.) In this regard, the Partnerships generally will not make in-kind property distributions to their respective Participants, and the Units have not readily available market and are subject to substantial restrictions on their transfer. (See "Transferability of Units - Restrictions on Transfer Imposed by the Securities Laws, the Tax Laws and the Partnership Agreement" in the Prospectus.) These factors will tend to limit the additional expense to a Partnership if the ss.754 election applies to it. Each Partnership also may make various elections for federal tax reporting purposes which could result in various items of income, gain, loss and deduction being treated differently for tax purposes than for accounting purposes.

      Code ss.195 permits taxpayers to elect to capitalize and amortize "start-up expenditures" over a 60-month period. These items include amounts:

         o        paid or incurred in connection with:

                  o investigating the creation or acquisition of an active trade or business;

                  o        creating an active trade or business; or

                  o any activity engaged in for profit and for the production of income before the day on which the active trade or business begins, in anticipation of the activity becoming an active trade or business; and

         o which would be allowed as a deduction if paid or incurred in connection with the expansion of an existing business.

Start-up expenditures do not include amounts paid or incurred in connection with the sale of the Units. If it is ultimately determined by the IRS or the courts that any of a Partnership's expenses constituted start-up expenditures, the Partnership's deductions for those expenses would be deferred over the 60-month period.

      TERMINATION OF A PARTNERSHIP. Under ss.708(b) of the Code, a Partnership will be considered as terminated for federal income tax purposes if within a 12-month period there is a sale or exchange of 50% or more of the total interest in Partnership capital and profits. The closing of the Partnership year may result in more than 12 months' income or loss of the Partnership being allocated to certain Participants for the year of termination, for example, in the case of any Participants using fiscal years other than the calendar year. Under ss.731 of the Code, a Participant will realize taxable gain on a termination of a Partnership to the extent that money regarded as distributed to him by the Partnership exceeds the adjusted basis of his Units. The conversion of Investor General Partner Units to Limited Partner Units, however, will not terminate a Partnership. Rev. Rul. 84-52, 1984-1 C.B. 157. Also, due to the restrictions on transfers of Units in the Partnership Agreement, the Managing General Partner does not anticipate that any Partnership will ever be considered as terminated under ss.708(b) of the Code.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 27

      LACK OF REGISTRATION AS A TAX SHELTER. Section 6111 of the Code generally requires an organizer of a "tax shelter" to register the tax shelter with the Secretary of the Treasury, and to obtain an identification number which must be included on the individual federal income tax returns of investors in the tax shelter. For this purpose, a "tax shelter" generally is defined to include an investment with respect to which any person could reasonably infer that the ratio that:

         o the aggregate amount of the potentially allowable deductions and 350% of the potentially allowable credits with respect to the investment during the first five years of the investment bears to;

         o the amount of money and the adjusted basis of property contributed to the investment;

exceeds 2 to 1. In this regard, the Managing General Partner has determined that none of the Partnerships has a tax shelter ratio greater than 2 to 1. Accordingly, the Managing General Partner does not intend to register any of the Partnerships with the IRS as a tax shelter.

      If it is subsequently determined by the IRS or the courts that the Partnerships were required to be registered with the IRS as tax shelters, the Managing General Partner would be subject to certain penalties, including a penalty of 1% of the aggregate amount invested in each Partnership for failing to register and $100 for each failure to furnish a Participant a tax shelter registration number. Also, each Participant in that Partnership would be liable for a $250 penalty for failure to include a tax shelter registration number for the Partnership in which he invests on his individual federal income tax return unless the failure was due to reasonable cause. A Participant also would be liable for a penalty of $100 for failing to furnish the tax shelter registration number to any transferee of his Units. However, in our opinion none of the Partnerships is required to register with the IRS as a tax shelter. This opinion is based in part on the Managing General Partner's representations that none of the Partnerships has a tax shelter ratio greater than 2 to 1 and each Partnership will be operated as described in the Prospectus.

      ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED, OR APPROVED BY THE IRS.

      INVESTOR LISTS. Under Section 6112 of the Code, if requested by the IRS a Partnership may be required to identify its Participants and provide the IRS with certain information concerning each Participant's investment in the Partnership and the tax benefits of the Partnership to the Participants, even though the Partnership is not registered with the IRS as a tax shelter.

      TAX RETURNS AND IRS AUDITS. The tax treatment of all partnership items generally is determined at the partnership, rather than the partner, level; and the partners generally are required to treat partnership items on their individual federal income tax returns in a manner which is consistent with the treatment of the partnership items on the partnership's federal information income tax return. I.R.C. ss.ss.6221 and 6222. Regulations define "partnership items" for this purpose as including distributive share items that must be allocated among the partners, such as partnership liabilities, data pertaining to the computation of the depletion allowance, and guaranteed payments. Treas. Reg. ss.301.6231(a)(3)-1.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 28

      Generally, the IRS must conduct an administrative determination as to partnership items at the partnership level before conducting deficiency proceedings against a partner, and the partners must file a request for an administrative determination before filing suit for any credit or refund. The period for assessing tax against the Participants attributable to a partnership item generally may be extended by agreement between the IRS and the Managing General Partner, which will serve as each Partnership's representative ("Tax Matters Partner") in all administrative and judicial tax proceedings conducted at the partnership level. The Tax Matters Partner generally may enter into a settlement on behalf of, and binding on, any Participant owning less than a 1% profits interest in a Partnership if there are more than 100 partners in the Partnership. In addition, a partnership with at least 100 partners may elect to be governed under simplified tax reporting and audit rules as an "electing large partnership." I.R.C. ss.775. These rules also facilitate the matching of partnership items with individual partner federal income tax returns by the IRS. The Managing General Partner does not anticipate that the Partnerships will make this election. By executing the Partnership Agreement, each Participant agrees that he will not form or exercise any right as a member of a notice group and will not file a statement notifying the IRS that the Tax Matters Partner does not have binding settlement authority. All expenses of any proceedings involving the Managing General Partner as Tax Matters Partner, which might be substantial, will be paid for by the Partnership being audited. The Managing General Partner, however, is not obligated to contest adjustments made by the IRS. The Managing General Partner will notify the Participants of any IRS audits or other tax proceedings, and will provide the Participants any other information regarding the proceedings as may be required by the Partnership Agreement or law.

      TAX RETURNS. A Participant's individual income tax returns are the responsibility of the Participant. Each Partnership will provide its Participants with the tax information applicable to their investment in the Partnership necessary to prepare their tax returns.

      PENALTIES AND INTEREST. Interest is charged on underpayments of federal income tax and various penalties are included in the Code.

      PENALTY FOR NEGLIGENCE OR DISREGARD OF RULES OR REGULATIONS. If any portion of an underpayment of federal income tax is attributable to negligence or disregard of IRS rules or regulations, 20% of that portion is added to the tax. Negligence is strongly indicated if a Participant fails to treat partnership items on his individual federal income tax return in a manner that is consistent with the treatment of those items on his Partnership's federal information income tax return or to notify the IRS of the inconsistency. The term "disregard" includes any careless, reckless or intentional disregard of rules or regulations. There is no penalty, however, if the position (other than negligence) is adequately disclosed and has at least a reasonable basis, or the position is taken with reasonable cause and in good faith, or the position is contrary to an IRS ruling or notice but has a realistic possibility of being sustained on its merits. Treas. Reg. ss.ss.1.6662-3 and 1.6662-7.

      VALUATION MISSTATEMENT PENALTY. There is an addition to federal income tax of 20% of the amount of any underpayment of tax of $5,000 or more, $10,000 in the case of corporations other than S corporations or personal holding companies, which is attributable to a substantial valuation misstatement. There is a substantial valuation misstatement if:

         o the value or adjusted basis of any property claimed on a return is 200% or more of the correct amount; or

         o the price for any property or services, or for the use of property, claimed on a return is 200% or more, or 50% or less, of the correct price.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 29

If there is a gross valuation misstatement, which is 400% or more of the correct value or adjusted basis, or the undervaluation is 25% or less of the correct amount, then the penalty is 40%. I.R.C.ss.6662(e) and (h).

      SUBSTANTIAL UNDERSTATEMENT PENALTY. There is also an addition to federal income tax of 20% of any underpayment if the difference between the tax required to be shown on the return over the tax actually shown on the return exceeds the greater of:

         o        10% of the tax required to be shown on the return; or

         o $5,000, $10,000 in the case of corporations other than S corporations or personal holding companies. I.R.C. ss.6662(d).

The amount of any understatement generally will be reduced to the extent it is attributable to the tax treatment of an item:

         o        supported by substantial authority; or

         o adequately disclosed on the taxpayer's individual federal income return and there was a reasonable basis for the tax treatment.

      However, in the case of "tax shelters," which as defined by the Code for this purpose includes each Partnership, the understatement may be reduced by a taxpayer, other than a corporation, only if the tax treatment of an item attributable to a tax shelter was supported by substantial authority and the taxpayer establishes that he reasonably believed that the tax treatment claimed was more likely than not the proper treatment. I.R.C. ss.6662(d)(2)(C). Disclosure of partnership items should be made on each Partnership's federal information income tax return; however, a Participant also may make adequate disclosure on his individual federal income tax return with respect to pass-through items from the Partnership in which he invests.

      PROFIT MOTIVE, ANTI-ABUSE RULE AND JUDICIAL DOCTRINES. Under ss.183 of the Code, a Participant's ability to deduct his share of his Partnership's losses could be lost if the Partnership lacks the appropriate profit motive as determined from an examination of all facts and circumstances at the time.
Section 183 of the Code creates a presumption that an activity is engaged in for profit if, in any three of five consecutive taxable years, the gross income derived from the activity exceeds the deductions attributable to the activity. Thus, if a Partnership fails to show a profit in at least three out of five consecutive years this presumption will not be available and the possibility that the IRS could successfully challenge the Partnership deductions claimed by its Participants would be substantially increased. The fact that the possibility of ultimately obtaining profits is uncertain, standing alone, does not appear to be sufficient grounds for the denial of losses under ss.183 of the Code. (See Treas. Reg. ss.1.183-2(c), Example (5).)

      Under Treas. Reg. ss.1.701-2, if a principal purpose of a partnership is to reduce substantially the partners' federal income tax liability in a manner that is inconsistent with the intent of the partnership rules of the Code, based on all the facts and circumstances, the IRS is authorized to remedy the abuse. For illustration purposes, the following factors may indicate that a partnership is being used in a prohibited manner:

         o the partners' aggregate federal income tax liability is substantially less than had the partners owned the partnership's assets and conducted its activities directly;

         o the partners' aggregate federal income tax liability is substantially less than if purportedly separate transactions are treated as steps in a single transaction;

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 30

         o one or more partners are needed to achieve the claimed tax results and have a nominal interest in the partnership or are substantially protected against risk;

         o        substantially all of the partners are related to each other;

         o income or gain are allocated to partners who are not expected to have any federal income tax liability;

         o the benefits and burdens of ownership of property nominally contributed to the partnership are retained in substantial part by the contributing party; and

         o the benefits and burdens of ownership of partnership property are in substantial part shifted to the distributee partners before or after the property is actually distributed to the distributee partners.

      We also have considered the possible application to each Partnership and its intended activities of the potentially relevant judicial doctrines summarized below.

         o Step Transactions. This doctrine provides that where a series of transactions would give one tax result if viewed independently, but a different tax result if viewed together, then the IRS may combine the separate transactions.

         o Business Purpose. This doctrine involves a determination of whether the taxpayer has a business purpose, other than tax avoidance, for engaging in the transaction, i.e. a "profit objective."

         o Economic Substance. This doctrine requires a determination of whether, from an objective viewpoint, a transaction is likely to produce economic benefits in addition to tax benefits. This test is met if there is a realistic potential for profit when the investment is made, in accordance with the standards applicable to the relevant industry, so that a reasonable businessman, using those standards, would make the investment.

         o Substance Over Form. This doctrine holds that the substance of the transaction, rather than the form in which it is cast, governs. It applies where the taxpayer seeks to characterize a transaction as one thing, rather than another thing which has different tax results. Under this doctrine, the transaction must have practical economical benefits other than the creation of income tax losses.

         o Sham Transactions. Under this doctrine, a transaction lacking economic substance may be ignored for tax purposes. Economic substance requires that there be business realities and tax-independent considerations, rather than just tax-avoidance features, i.e. the transaction must have a reasonable and objective possibility of providing a profit aside from tax benefits. Shams include, for example, transactions entered into solely to reduce taxes, which is not a profit motive because there is no intent to produce taxable income.

      In our opinion, the Partnerships will possess the requisite profit motive under ss.183 of the Code, and the IRS anti-abuse rule in Treas. Reg. ss.1.701-2 and the potentially relevant judicial doctrines summarized above, will not have a material adverse effect on the tax consequences of an investment in a Partnership by a typical Participant as described in our opinions. These opinions are based in part on the results of the previous partnerships sponsored by the Managing General Partner as set forth in "Prior Activities" in the Prospectus and the Managing General Partner's representations. These representations include that each Partnership will be operated as described in the Prospectus (see "Management" and "Proposed Activities" in the Prospectus), and the principal purpose of each Partnership is to locate, produce and market natural gas and oil on a profitable basis, apart from tax benefits. These representations are supported by the geological evaluations and the other information for the Partnerships' proposed drilling areas and the specific Prospects proposed to be drilled by Atlas America Public #14-2004 L.P. included in Appendix A to the Prospectus. In addition, Appendix A will be supplemented or amended to cover a portion of the specific Prospects proposed to be drilled by Atlas America Public #14-2005(A) L.P. and Atlas America Public #14-2005(B) L.P. when Units in those Partnerships are offered to potential investors.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 31

      STATE AND LOCAL TAXES. Each Partnership will operate in states and localities which impose a tax on its assets or its income, or on each of its Participants. The Partnerships also may be subject to state income tax withholding requirements on the Partnership or its Participants' share of the Partnership's income whether distributed to the Participants or not. Deductions which may be available to Participants for federal income tax purposes, may not be available for state or local income tax purposes. An example is the accelerated 50% first-year depreciation deduction discussed in "-Depreciation - Modified Accelerated Cost Recovery System ("MACRS") above. A Participant's share of the net income or net loss of the Partnership in which he invests generally must be included in determining his reportable income for state or local tax purposes in the jurisdiction in which he is a resident. To the extent that a non-resident Participant pays tax to a state because of Partnership operations within that state, he may be entitled to a deduction or credit against tax owed to his state of residence with respect to the same income. To the extent that the Partnership operates in certain jurisdictions, state or local estate or inheritance taxes may be payable on the death of a Participant in addition to taxes imposed by his own domicile.

      Prospective Participants are urged to consult with their own tax advisors concerning the possible effect of various state and local taxes on their personal tax situations resulting from an investment in a Partnership.

      SEVERANCE AND AD VALOREM (REAL ESTATE) TAXES. Each Partnership may incur various ad valorem or severance taxes imposed by state or local taxing authorities on its natural gas and oil wells and/or natural gas and oil production from the wells.

      SOCIAL SECURITY BENEFITS AND SELF-EMPLOYMENT TAX. A Limited Partner's share of income or loss from a Partnership is excluded from the definition of "net earnings from self-employment." No increased benefits under the Social Security Act will be earned by Limited Partners and if any Limited Partners are currently receiving Social Security benefits, their shares of Partnership taxable income will not be taken into account in determining any reduction in benefits because of "excess earnings."

      An Investor General Partner's share of income or loss from a Partnership will constitute "net earnings from self-employment" for these purposes. I.R.C. ss.1402(a). The ceiling for social security tax of 12.4% in 2004 is $87,900 and the ceiling for 2005 is not yet known. There is no ceiling for medicare tax of 2.9%. Self-employed individuals can deduct one-half of their self-employment tax.

      FARMOUTS. Under a Farmout by a Partnership, if a property interest, other than an interest in the drilling unit assigned to the Partnership Well in question, is earned by the farmee (anyone other than the Partnership) from the farmor (the Partnership) as a result of the farmee drilling or completing the well, then the farmee must recognize income equal to the fair market value of the outside interest earned, and the farmor must recognize gain or loss on a deemed sale equal to the difference between the fair market value of the outside interest and the farmor's tax basis in the outside interest. Neither the farmor nor the farmee would have received any cash to pay the tax. The Managing General Partner will attempt to eliminate or reduce any gain to a Partnership from a Farmout, if any. However, if the IRS claims that a Farmout by a Partnership results in taxable income to the Partnership and its position is ultimately sustained, the Participants in that Partnership would be required to include their share of the resulting taxable income on their personal income tax returns, even though the Partnership and its Participants received no cash from the Farmout.

KUNZMAN & BOLLINGER, INC.

Atlas Resources, Inc.
June 24, 2004
Page 32

      FOREIGN PARTNERS. Each Partnership generally will be required to withhold and pay income tax to the IRS at the highest rate under the Code applicable to Partnership income allocable to its foreign Participants, even if no cash distributions are made to them. I.R.C. ss.1446. Also, a purchaser of a foreign Participant's Units may be required to withhold a portion of the purchase price and the Managing General Partner may be required to withhold with respect to taxable distributions of real property to a foreign Participant. These withholding requirements do not obviate United States tax return filing requirements for foreign Participants. In the event of overwithholding a foreign Participant must file a United States tax return to obtain a refund. Under ss.1441 of the Code, for withholding purposes a foreign Participant generally means a nonresident alien individual or a foreign corporation, partnership, trust or estate, if the Participant has not certified to his Partnership the Participant's nonforeign status.

      ESTATE AND GIFT TAXATION. There is no federal tax on lifetime or testamentary transfers of property between spouses. The gift tax annual exclusion in 2004 is $11,000 per donee, which will be adjusted in subsequent years for inflation. Under the Economic Growth and Tax Relief Reconciliation Act of 2001 (the "2001 Tax Act"), the maximum estate and gift tax rate of 48% in 2004 will be reduced in stages until it is 45% from 2007 through 2009. Estates of $1.5 million in 2004, which increases in stages to $3.5 million by 2009, or less generally are not subject to federal estate tax. Under the 2001 Tax Act, the federal estate tax will be repealed in 2010, and the maximum gift tax rate in 2010 will be 35%. In 2011 the federal estate and gift taxes are scheduled to be reinstated under the rules in effect before the 2001 Tax Act was enacted.

      CHANGES IN THE LAW. A Participant's investment in a Partnership may be affected by changes in the tax laws. (See "- Tax Elections," above.) For example, in 2003 the top four federal income tax brackets for individuals were reduced through December 31, 2010, including reducing the top bracket to 35% from 38.6%. The lower federal income tax rates will reduce to some degree the amount of taxes a Participant can save by virtue of his share of his Partnership's deductions for Intangible Drilling Costs, depletion and depreciation. On the other hand, the lower federal income tax rates also will reduce the amount of federal income tax liability incurred by a Participant on his share of the net income of his Partnership. There is no assurance that the federal income tax brackets discussed above will not be changed again before 2011. Prospective Participants are urged to consult with their own advisors with respect to the impact of recent legislation on an investment in a Partnership and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in a Partnership.

      We consent to the use of this letter as an exhibit to the Registration Statement, and all amendments to the Registration Statement, and to all references to this firm in the Prospectus.

                                               Very truly yours,

                                               /s/ Kunzman & Bollinger, Inc.

                                               KUNZMAN & BOLLINGER, INC.